Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results For Its Fiscal 2016 Fourth Quarter and Full Year

Fourth Quarter Highlights:

  Total revenues increased 2.7 percent to $234.4 million, compared with $228.3 million in the prior year period.
  Adjusted EBITDA*, excluding stock-based compensation, was a loss of $3.0 million, compared with a loss of $1.8 million in the prior year period.
  GAAP EPS was a loss of $0.17 per share compared with a loss of $0.16 per share in the prior year period. Adjusted EPS* was a loss of $0.14 per share compared with a loss of $0.13 per share in the prior year period.

Full Year Highlights:

  Total revenues increased 4.6 percent to $1.17 billion, compared with $1.12 billion in the prior year.
  Adjusted EBITDA*, excluding stock-based compensation, increased 6.6 percent to $85.8 million compared with $80.4 million in the prior year.
  GAAP EPS was $0.55, compared with $0.30 in the prior year period. Adjusted EPS* was $0.43, compared with $0.34 per share in the prior year.

(*See tables attached to the end of this press release for reconciliation of all adjustments to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--August 25, 2016--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the leading gourmet food and floral gift provider for all occasions, today reported total revenues grew 2.7 percent to $234.4 million for its fiscal 2016 fourth quarter ended July 3, 2016. The revenue increase was driven primarily by the Company’s Consumer Floral segment which grew 4.6 percent for the quarter.

Gross profit margin for the quarter was 42.9 percent, compared with 43.0 percent in the prior year period. This reflects strong gross margin growth in the Company’s Consumer Floral and BloomNet segments offset by lower gross margin in the Company’s Gourmet Foods and Gift Baskets segment primarily due to impact of the shift of the Easter holiday into the Company’s fiscal third quarter compared with the prior year period when Easter fell in the Company’s fiscal fourth quarter. Operating expenses were 49.6 percent of total revenues compared with 49.3 percent in the prior year period.

Adjusted EBITDA*, excluding stock-based compensation, was a loss of $3.0 million, compared with a loss of $1.8 million in the prior year period, primarily reflecting the aforementioned impact of the shift of the Easter holiday into the Company’s third quarter during fiscal 2016.

GAAP net loss attributable to the Company was $11.1 million, or ($0.17) per share, compared with a GAAP net loss of $10.7 million, or ($0.16) per share, in the prior year period. Adjusted net loss* for the quarter was $9.0 million, or ($0.14) per share, compared with an adjusted net loss of $8.7 million, or ($0.13) in the prior year period.

FISCAL 2016 FULL YEAR RESULTS:

Total revenues for the Company’s full fiscal 2016 year increased 4.6 percent to $1.17 billion, compared with $1.12 billion in the prior year, primarily reflecting the timing of the Harry & David acquisition in fiscal 2015. Gross profit margin for the year increased 70 basis points to 44.1 percent, compared with 43.4 percent in the prior year. Operating expenses as a percent of total revenues increased 30 basis points to 40.4 percent, compared with 40.1 percent in the prior year. On a comparable basis, operating expenses as a percent of total revenues declined by 20 basis points in fiscal 2016.

Adjusted EBITDA* for fiscal 2016, excluding stock-based compensation, increased 6.6 percent to $85.8 million, compared with $80.4 million in the prior year.

GAAP Net Income attributable to the Company increased 81.8 percent to $36.9 million, or $0.55 per diluted share, compared with $20.3 million, or $0.30 per diluted share, in the prior year. Adjusted net income attributable to the Company* increased 25.7 percent to $28.5 million, or $0.43 per diluted share, compared with $22.7 million, or $0.34 per diluted share, in the prior year period.

(*See tables attached to the end of this press release for reconciliations of all adjustments to applicable GAAP results.)

Chris McCann, CEO of 1-800-FLOWERS.COM, said, “Fiscal 2016 was a very good year for our company on a number of fronts. We achieved solid revenue growth and drove increases in margins and earnings, despite some significant headwinds we faced during the year. Importantly, we also made excellent progress executing on our vision to build what we call our “Celebratory Ecosystem” which includes our all-star collection of gifting brands and an ever increasing suite of products and services designed to help our customers connect and express themselves and deliver smiles to the important people in their lives.

“We also continued to make progress in our integration initiatives, which began with our acquisition of Harry & David and has now evolved into a holistic approach to operating our entire company. And, we advanced our ability to increase multi-brand customers – a key long-term growth strategy – by completing the migration of all of our brands onto the multi-brand website.”

In addition to the progress achieved during fiscal 2016, McCann said the Company saw some positive trends across all three of its business segments. “In Consumer Floral we grew 2.21 percent for the year on a comparable basis as we continued to expand 1-800-Flowers.com’s market leading position and drive further increases in bottom line contribution. BloomNet also continued to drive strong contribution margin growth, reaching record highs as a percent of total revenues. And in Gourmet Food and Gift Baskets revenues increased as we saw Harry & David gradually building momentum, which more than offset lower results in our Fannie May business, which is now on the mend.” (1Adjusted for the sale of two, small non-core businesses.)

McCann added that the Company plans to build on the progress that it made during fiscal 2016 as well as the positive trends it is seeing in its business to further enhance top and bottom line performance in fiscal 2017. “As we enter fiscal 2017, we are well positioned to accelerate revenue growth while continuing to drive strong bottom-line results.”

During the fiscal fourth quarter, the Company attracted 922,000 new customers. Approximately 2.0 million customers placed orders during the quarter, of whom 53.8 percent were repeat customers. For the year, the Company attracted 3.5 million new customers. Approximately 6.8 million customers placed orders during the year, of whom 49.0 percent were repeat customers. This reflects the Company’s focus on effective marketing and merchandising programs, including initiatives in social and mobile communications channels and its Celebrations suite of services – including Celebrations Passport free shipping, Celebrations Rewards and Celebrations Reminder services.

SEGMENT RESULTS:

  Consumer Floral: fourth quarter revenues grew 4.6 percent to $137.5 million and full-year revenues decreased 0.9 percent to $418.5 million, compared with $131.5 million and $422.2 million in the respective prior year periods. Adjusted for the sale of two small, non-core businesses, revenues in this category grew 2.0 percent for the full year. Gross profit margin increased 190 basis points to 41.9 percent for the quarter and 160 basis points to 40.8 percent for the full year, compared with 40.0 percent and 39.2 percent in the respective prior year periods. Gross margin benefited from enhanced sourcing and logistics as well as strong customer satisfaction metrics. These factors, combined with a continued focus on efficient marketing programs, resulted in a contribution margin increase of 25.0 percent to $17.7 million and an increase of 16.6 percent to $50.8 million for the full year, compared with $14.2 million and $43.5 million in the respective prior year periods.
  BloomNet Wire Service: fourth quarter revenues declined 5.0 percent to $21.7 million and full-year revenues declined 0.6 percent to $85.5 million, compared with $22.9 million and $86.0 million in the respective prior year periods. Gross profit margin increased 130 basis points to 58.9 percent in the fourth quarter and 60 basis points to 56.3 percent for the year, compared with 57.6 percent and 55.7 percent in the respective prior year periods. Contribution margin was $8.6 million for the fourth quarter, down $331,000 compared with $8.9 million in the prior year period and $30.6 million for the full year, up $1.2 million compared with $29.4 million in the prior year.
  Gourmet Food and Gift Baskets: fourth quarter revenues increased 2.0 percent to $75.4 million compared with $74.0 million. Gross profit margin for the quarter declined 340 basis points to 39.9 percent compared with 43.3 percent in the prior year period. Contribution margin for the quarter declined 19.6 percent to a loss of $9.2 million, compared with a loss of $7.7 million in the prior year period. Results for the fourth quarter in this category reflect the impact of the shift of the Easter holiday into the Company’s fiscal third quarter compared with the prior year when the holiday fell in the Company’s fiscal fourth quarter. For the year, revenues grew 9.2 percent to $670.5 million, compared with $614.0 million in the prior year. Gross margin for the year was unchanged from the prior year at 44.4 percent. Contribution margin for the year increased 6.0 percent to $79.4 million, compared with $74.9 million in the prior year. On a comparable basis, contribution margin for the year was down 4.9 percent compared with adjusted contribution margin of $83.5 million in the prior year. Full year results comparisons in this category reflect the timing of the Harry & David acquisition in fiscal 2015.

COMPANY GUIDANCE:

For fiscal 2017, the Company is providing guidance for revenue growth and bottom-line results as follows:

  Consolidated revenue growth for the year in a range of 4-to-5 percent, compared with revenues of $1.17 billion reported for fiscal 2016.
  EBITDA growth in a range of 8-to-10 percent compared with Adjusted EBITDA of $85.8 reported for fiscal 2016.
  EPS growth in a range of 5-to-10 percent compared with Adjusted EPS of $0.43 reported for fiscal 2016. EPS guidance for fiscal 2017 includes an anticipated normalized effective tax rate of 35 percent compared with and effective tax rate of 30 percent in fiscal 2016 which reflected certain one-time benefits associated with research and development credits and the sale of the Company’s non-core UK affiliate.
  Free Cash Flow for the year of approximately $40 million compared with $24 million in fiscal 2016.

DEFINITIONS:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted EBITDA, Adjusted EPS and Adjusted Net Income/Loss for the fiscal 2016 fourth quarter excludes litigation settlement costs as well as the final integration costs, including severance expenses, associated with Harry & David and the rightsizing of our Fannie May operations. Adjusted EBITDA, Adjusted EPS and Adjusted Net Income for full year fiscal 2016 exclude the aforementioned items as well as the one-time insurance settlement gain related to the Fannie May warehouse and distribution center fire that occurred in fiscal 2015 and the costs related to the divestiture and impairment of certain, non-core international investments. Adjusted EBITDA, Adjusted EPS and Adjusted Net Income/Loss for the fiscal 2015 fourth quarter exclude one-time costs associated with the integration of Harry & David; Adjusted EBITDA, Adjusted EPS and Adjusted Net Income for fiscal 2015 exclude one-time costs associated with the acquisition and integration of Harry & David and the impact of the Fannie May warehouse fire in November 2014. Additionally, fiscal 2015 EBITDA and EPS adjusts for seasonal losses associated with the Harry & David business in its fiscal 2015 first quarter which were not captured in the Company’s fiscal 2015 results due to the close of the acquisition on September 30, 2014. The Company presents EBITDA, Adjusted EBITDA, Adjusted EPS and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA, Adjusted EPS and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. EBITDA, Adjusted EBITDA, Adjusted EPS and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For the past 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. The company’s Celebrations suite of services including Celebrations Passport Free Shipping Program, Celebrations Rewards and Celebrations Reminders, are all designed to engage with customers and deepen relationships as a one-stop destination for all celebratory and gifting occasions. In 2016, 1-800-Flowers.com was awarded Silver Stevie “e-Commerce Customer Service” Award, recognizing the company’s innovative use of online technologies and social media to service the needs of customers. In addition, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailer’s Top 300 B2B e-commerce companies and was also recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. The company was included in Internet Retailer’s 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-Flowers.com was named a winner of the “Best Companies to Work for in New York State” Award by The New York Society for Human Resource Management (NYS-SHRM). The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800- Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements; including, but are not limited to, statements regarding the Company’s expectations for: its ability to achieve its guidance for consolidated revenue growth for the full year in a range of four-to-five percent; its ability to achieve EBITDA growth in a range of 8-to-10 percent and EPS growth in a range of 5-to-10 percent, compared with fiscal 2016 Adjusted EBITDA of $85.8 million and Adjusted EPS of $0.43 per share and its ability to generate Free Cash Flow for the year of approximately $40.0 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, August 25, 2016, at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: (US) 1-877-344-7529; (CA) 1-855-669-9658; (International) 1-412-317-0088; enter conference ID #: 10090089.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	July 3, 2016	June 28, 2015

Assets
Current assets:
Cash and cash equivalents	$27,826	$27,940
Trade receivables, net	19,123	16,191
Insurance receivable	-	2,979
Inventories	103,328	93,163
Prepaid and other	16,382	14,822
Total current assets	166,659	155,095

Property, plant and equipment, net	171,362	170,100
Goodwill	77,667	77,097
Other intangibles, net	79,000	82,125
Other assets	11,826	12,656
Total assets	$506,514	$497,073

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$35,201	$35,425
Accrued expenses	66,066	73,639
Current maturities of long-term debt	19,594	14,543
Total current liabilities	$120,861	123,607

Long-term debt	97,969	117,563
Deferred tax liabilities	35,517	37,807
Other liabilities	9,581	7,840
Total liabilities	263,928	286,817
Total 1-800-FLOWERS.COM, Inc. stockholders' equity	242,586	208,449
Noncontrolling interest in subsidiary	-	1,807
Total equity	242,586	210,256
Total liabilities and equity	$506,514	$497,073

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Condensed Consolidated Statements of Operations (In thousands, except for per share data) (unaudited)

	Three Months Ended		Years Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Net revenues:
E-commerce (combined online and telephonic)	$186,411	$178,830	$882,782	$849,853
Other	47,984	49,461	290,242	271,653
Total net revenues	234,395	228,291	1,173,024	1,121,506
Cost of revenues	133,750	130,156	655,566	634,311
Gross profit	100,645	98,135	517,458	487,195
Operating expenses:
Marketing and sales	74,608	71,629	318,175	299,801
Technology and development	10,175	9,427	39,234	34,745
General and administrative	23,351	23,910	84,383	85,908
Depreciation and amortization	8,105	7,519	32,384	29,124
Total operating expenses	116,239	112,485	474,176	449,578
Operating income (loss)	(15,594)	(14,350)	43,282	37,617
Interest expense, net	1,382	1,431	6,674	5,753
Other (income) expense, net	312	850	(14,839)	1,550
Income (loss) before income taxes	(17,288)	(16,631)	51,447	30,314
Income tax expense (benefit)	(6,234)	(5,866)	15,579	10,930
Net income (loss)	$(11,054)	$(10,765)	$35,868	$19,384
Less: Net loss attributable to noncontrolling interest	-	(26)	(1,007)	(903)
Net income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(11,054)	$(10,739)	$36,875	$20,287

Basic net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.	$(0.17)	$(0.16)	$0.57	$0.31

Diluted net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.	$(0.17)	$(0.16)	$0.55	$0.30

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	65,376	65,188	64,896	64,976
Diluted	65,376	65,188	67,083	67,602

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Years ended
	July 3, 2016	June 28, 2015

Operating activities:
Net income	$35,868	$19,384
Reconciliation of net income to net cash provided by operating activities, net of acquisitions/dispositions:
Depreciation and amortization	32,384	29,124
Amortization of deferred financing costs	1,791	1,501
Deferred income taxes	(3,000)	2,471
Foreign equity method investment impairment	2,278	-
Loss on sale/impairment of iFlorist	1,990	-
Non-cash impact of write-offs related to warehouse fire	-	29,522
Bad debt expense	1,278	1,295
Stock-based compensation	6,343	5,962
Excess tax benefit from stock-based compensation	(2,400)	(2,550)
Other non-cash items	517	1,439
Changes in operating items:
Trade receivables	(4,210)	8,331
Insurance receivable	2,979	(2,979)
Inventories	(10,216)	26,390
Prepaid and other	(1,560)	8,047
Accounts payable and accrued expenses	(6,429)	(2,235)
Other assets	(29)	(1,058)
Other liabilities	89	1,089
Net cash provided by operating activities	57,673	125,733

Investing activities:
Acquisitions, net of cash acquired	-	(131,994)
Capital expenditures, net of non-cash expenditures	(33,938)	(32,572)
Other	-	963
Net cash used in investing activities	(33,938)	(163,603)

Financing activities:
Acquisition of treasury stock	(15,223)	(8,360)
Excess tax benefit from stock based compensation	2,400	2,550
Proceeds from exercise of employee stock options	3,517	5,542
Proceeds from bank borrowings	178,000	239,500
Repayment of notes payable and bank borrowings	(192,543)	(172,983)
Debt issuance costs	-	(5,642)
Net cash (used in) provided by financing activities	(23,849)	60,607

Net change in cash and cash equivalents	(114)	22,737
Cash and cash equivalents:
Beginning of year	27,940	5,203
End of year	$27,826	$27,940

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Three Months Ended
	Reported July 3, 2016	Litigation Settlement	Severance Costs	Adjusted July 3, 2016	Reported June 28, 2015	Acquisition Costs	Integration Costs	Severance Costs	Adjusted June 28, 2015

Net revenues:
1-800-Flowers.com Consumer Floral	$137,536	$-	$-	$137,536	$131,496	$-	$-	$-	$131,496
BloomNet Wire Service	21,743			21,743	22,897	-	-	-	22,897
Gourmet Food & Gift Baskets	75,447			75,447	73,974	-	-	-	73,974
Corporate	249			249	225	-	-	-	225
Intercompany eliminations	(580)			(580)	(301)	-	-	-	(301)
Total net revenues	$234,395	$-	$-	$234,395	$228,291	$-	$-	$-	$228,291

Gross profit:
1-800-Flowers.com Consumer Floral	$57,575			$57,575	$52,650	$-	$-	$-	$52,650
	41.9%			41.9%	40.0%	-	-	-	40.0%

BloomNet Wire Service	12,809			12,809	13,199	-	-	-	13,199
	58.9%			58.9%	57.6%	-	-	-	57.6%

Gourmet Food & Gift Baskets	30,132			30,132	32,045	-	-	-	32,045
	39.9%			39.9%	43.3%	-	-	-	43.3%

Corporate (a)	129			129	241	-	-	-	241
	51.9%			51.9%	107.1%	-	-	-	107.1%

Total gross profit	$100,645	$-	$-	$100,645	$98,135	$-	$-	$-	$98,135
	42.9%	-	-	42.9%	43.0%	-	-	-	43.0%

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$17,742			$17,742	$14,195	$-	$-	$-	$14,195
BloomNet Wire Service	8,612			8,612	8,943	-	-	-	8,943
Gourmet Food & Gift Baskets	(9,228)			(9,228)	(7,718)	43	-	1,027	(6,648)
Category Contribution Margin Subtotal	17,126			17,126	15,420	43	-	1,027	16,490
Corporate (a)	(24,615)	1,500	1,437	(21,678)	(22,251)	43	1,866	468	(19,874)
EBITDA	(7,489)	1,500	1,437	(4,552)	(6,831)	86	1,866	1,495	(3,384)

Add: Stock-based compensation	1,512			1,512	1,557	-	-	-	1,557
EBITDA, excluding stock-based compensation	$(5,977)	$1,500	$1,437	$(3,040)	$(5,274)	$86	$1,866	$1,495	$(1,827)

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Years Ended
	Reported July 3, 2016	Harry & David Integration Costs	Litigation Settlement	Severance Costs	Adjusted July 3, 2016	Reported June 28, 2015	Impact of Warehouse Fire	Purchase Accounting Adjustment to Deferred Revenue	Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Harry & David Acquisition Costs	Harry & David Integration Costs	Harry & David Severance Costs	Annualization of Acquisition of Harry & David	Adjusted June 28, 2015

Net revenues:
1-800-Flowers.com Consumer Floral	$418,492	$-	$-	$-	$418,492	$422,199	$-	$-	$-	$-	$-	$-	$-	$422,199
BloomNet Wire Service	85,483				85,483	85,968	350	-	-	-	-	-	-	86,318
Gourmet Food & Gift Baskets	670,453				670,453	613,953	16,934	1,621	-	-	-	-	29,393	661,901
Corporate	1,066				1,066	1,020	-	-	-	-	-	-	-	1,020
Intercompany eliminations	(2,470)				(2,470)	(1,634)	-	-	-	-	-	-	-	(1,634)
Total net revenues	$1,173,024	$-	$-	$-	$1,173,024	$1,121,506	$17,284	$1,621	$-	$-	$-	$-	$29,393	$1,169,804

Gross profit:
1-800-Flowers.com Consumer Floral	$170,536	$-	$-	$-	$170,536	$165,677	$-	$-	$-	$-	$-	$-	$-	$165,677
	40.8%				40.8%	39.2%	-	-	-	-	-	-	-	39.2%

BloomNet Wire Service	48,169				48,169	47,924	70	-	-	-	-	-	-	47,994
	56.3%				56.3%	55.7%	-	-	-	-	-	-	-	55.6%

Gourmet Food & Gift Baskets	297,782				297,782	272,690	6,745	1,621	4,760	-	-	-	12,701	298,517
	44.4%				44.4%	44.4%	-	-	-	-	-	-	-	45.1%

Corporate (a)	971				971	904	-	-	-	-	-	-	-	904
	91.1%				91.1%	88.6%	-	-	-	-	-	-	-	88.6%

Total gross profit	$517,458	$-	$-	$-	$517,458	$487,195	$6,815	$1,621	$4,760	$-	$-	$-	$12,701	$513,092
	44.1%	-	-	-	44.1%	43.4%	39.4%	-	-	-			-	43.9%

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$50,773	$-	$-	$-	$50,773	$43,529	$-	$-	$-	$-	$-	$-	$-	$43,529
BloomNet Wire Service	30,629				30,629	29,398	70	-	-	-	-	-	-	29,468
Gourmet Food & Gift Baskets	79,398				79,398	74,889	6,486	1,621	4,760	1,238	-	1,989	(7,441)	83,542
Category Contribution Margin Subtotal	160,800	-	-	-	160,800	147,816	6,556	1,621	4,760	1,238	-	1,989	(7,441)	156,539
Corporate (a)	(85,134)	828	1,500	1,437	(81,369)	(81,075)	-	-	-	2,910	3,039	468	(7,397)	(82,055)
EBITDA	75,666	828	1,500	1,437	79,431	66,741	6,556	1,621	4,760	4,148	3,039	2,457	(14,838)	74,484

Add: Stock-based compensation	6,343				6,343	5,962	-	-	-	-			-	5,962
EBITDA, excluding stock-based compensation	$82,009	$828	$1,500	$1,437	$85,774	$72,703	$6,556	$1,621	$4,760	$4,148	$3,039	$2,457	$(14,838)	$80,446

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of GAAP net income (loss) to Adjusted income (loss) attributable to 1-800-FLOWERS.COM, Inc.:	Three Months Ended		Years Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015

GAAP net income (loss)	$(11,054)	$(10,765)	$35,868	$19,384
Less: Net loss attributable to noncontrolling interest	-	(26)	(1,007)	(903)
Income (loss) attributable to 1-800-FLOWERS.COM, Inc.	(11,054)	(10,739)	36,875	20,287
Adjustments to reconcile income (loss) attributable to 1-800-FLOWERS.COM, Inc. to Adjusted income (loss) attributable to 1-800-FLOWERS.COM, Inc.
Add back: Annualization of net loss attributable to Harry & David				(18,812)
Add back: Loss on sale/impairment of iFlorist			2,121
Add back: Impairment of foreign equity method investment			1,728
Add back: Litigation costs	1,500		1,500
Add back: Harry & David integration costs		1,866	828	3,039
Add back: Harry & David acquisition costs		86		4,148
Add back: Severance costs	1,437	1,495	1,437	2,457
Add back: Harry & David Purchase accounting adjustment to deferred revenue				1,621
Add: Purchase accounting adjustment for inventory fair value step-up				4,760
Add back: Impact of warehouse fire				6,556
Deduct: Gain from insurance recovery on warehouse fire			(19,611)
Income tax effect of adjustments	(889)	(1,432)	3,633	(1,369)
Adjusted income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(9,006)	$(8,724)	$28,511	$22,687

GAAP income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$(0.17)	$(0.16)	$0.57	$0.31
Diluted	$(0.17)	$(0.16)	$0.55	$0.30

Adjusted income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$(0.14)	$(0.13)	$0.44	$0.35
Diluted	$(0.14)	$(0.13)	$0.43	$0.34

Weighted average shares used in the calculation of GAAP income (loss) and Adjusted income (loss) per common share attributable to 1-800- FLOWERS.COM, Inc.
Basic	65,376	65,188	64,896	64,976
Diluted	65,376	65,188	67,083	67,602

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

	Three Months Ended		Years Ended
Reconciliation of GAAP net income (loss) attributable to 1-800-Flowers.com, Inc. to Adjusted EBITDA, excluding stock-based compensation(b):	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015

Income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(11,054)	$(10,739)	$36,875	$20,287
Add:
Interest expense and other, net	1,694	2,281	7,597	7,303
Depreciation and amortization	8,105	7,519	32,384	29,124
Income tax expense			15,579	10,930
Loss on sale/impairment of iFlorist			2,121
Impairment of foreign equity method investment			1,728
Less:
Net loss attributable to noncontrolling interest		26	1,007	903
Income tax benefit	6,234	5,866
Gain from insurance recovery on warehouse fire			19,611
EBITDA	(7,489)	(6,831)	75,666	66,741
Add: Impact of warehouse fire		-		6,556
Add: Purchase accounting adjustment to deferred revenue				1,621
Add: Purchase accounting adjustment for inventory fair value step-up				4,760
Add: Litigation settlement	1,500		1,500
Add: Acquisition costs		86		4,148
Add: Integration costs		1,866	828	3,039
Add: Severance costs	1,437	1,495	1,437	2,457
Add: Harry & David Q1 2015 EBITDA loss (pre-acquisition: 3 months ended 9/28/14)				(14,838)
Adjusted EBITDA	(4,552)	(3,384)	79,431	74,484
Add: Stock-based compensation	1,512	1,557	6,343	5,962
Adjusted EBITDA, excluding stock-based compensation	$(3,040)	$(1,827)	$85,774	$80,446

(a)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(b)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges or gains. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com